Exhibit 17.1

Subsidiary Guarantors and Issuers of Guaranteed Securities

As of December 31, 2024, each of the following securities issued by Petróleos Mexicanos was unconditionally and fully guaranteed, jointly and severally by Pemex Exploración y Producción (Pemex Exploration and Production), Pemex Transformación Industrial (Pemex Industrial Transformation) and Pemex Logística (Pemex Logistics), each a productive state-owned company of the Federal Government of Mexico:

Title of Each Class

4.250% Notes due 2025	6.875% Notes due 2025

6.875% Notes due 2026	4.500% Notes due 2026

6.500% Notes due 2027	6.490% Notes due 2027

9.500% Guaranteed Bonds due 2027	5.350% Notes due 2028

8.750% Notes due 2029	6.500% Notes due 2029

6.840% Notes due 2030	5.950% Notes due 2031

6.700% Notes due 2032	10.000% Notes due 2033

6.625% Guaranteed Bonds due 2035	6.625% Notes due 2035

6.625% Guaranteed Bonds due 2038	6.500% Bonds due 2041

5.500% Bonds due 2044	6.375% Bonds due 2045

5.625% Bonds due 2046	6.750% Bonds due 2047

6.350% Bonds due 2048	7.690% Bonds due 2050

6.950% Bonds due 2060

Effective March 19, 2025, the three subsidiary entities were dissolved. For more information about Mexico’s recent energy reform and its impact on Petróleos Mexicanos, see “Special Note Regarding Mexican Constitutional Amendments” and “Item 4—Information on the Company—History and Development—Recent Energy Reform” in the annual report on Form 20-F of Petróleos Mexicanos for the year ended December 31, 2024.